Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2022 THIRD QUARTER RESULTS

•	EPS of $0.29 for FY 2022 Third Quarter

•	Declares Quarterly Cash Dividend of $0.25 per Share

EL SEGUNDO, Calif., November 1, 2022 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2022 third quarter ended October 2, 2022.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Despite macroeconomic headwinds that accelerated over the course of the quarter, we achieved fiscal third quarter sales and earnings results within our guidance range. While the tough operating environment has dampened consumer sentiment, our sales for the quarter exceeded pre-pandemic 2019 levels. Our ability to execute in the current economic climate underscores the durability and efficiency of our operating model, which we have evolved and improved over the last several years.

“Although we anticipate conditions will continue to be challenging, we feel very well positioned for the holiday period. We have a great product assortment with healthy inventory levels, particularly compared to last year when supply chain issues impacted our ability to maximize sales, and we believe we are well-equipped to navigate the current environment.”

Net sales for the fiscal 2022 third quarter were $261.4 million compared to net sales of $289.6 million for the third quarter of fiscal 2021. Same store sales, which are reported on a comparable-day basis, decreased 9.8% for the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021, but increased 2.1% versus the comparable-day period in pre-pandemic fiscal 2019.

Gross profit for the fiscal 2022 third quarter was $86.6 million, compared to $108.0 million in the third quarter of the prior year. The Company’s gross profit margin was 33.1% in the fiscal 2022 third quarter versus 37.3% in the third quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects a decrease in merchandise margins combined with higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins decreased by 132 basis points for the third quarter of fiscal 2022 compared to the record merchandise margins for the third quarter of fiscal 2021, which benefited from extraordinary consumer demand coupled with constrained supply. Although the Company’s merchandise margins decreased compared to the prior year’s record merchandise margins, when compared to the pre-pandemic 2019 third quarter, the Company’s merchandise margins increased approximately 300 basis points, in part reflecting the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter increased by $3.1 million from the prior year, primarily reflecting higher labor costs and other broad-based inflationary impacts, partially offset by lower performance-based incentive accruals. As a percentage of net sales, selling and administrative expense increased to 29.9% in the fiscal 2022 third quarter, compared to 25.9% in the fiscal 2021 third quarter, due to the de-leveraging effect of increased expense on a lower sales base.

Net income for the third quarter of fiscal 2022 was $6.4 million, or $0.29 per diluted share, above the mid-point of the Company’s guidance range of $0.22 to $0.32 per diluted share. This compares to third quarter net income of $24.1 million, or $1.07 per diluted share, in the third quarter of fiscal 2021.

For the 39-week period ended October 2, 2022, net sales were $757.2 million compared to net sales of $888.5 million in the first 39 weeks of the prior year. Same store sales decreased 14.9% in the first nine months of fiscal 2022 versus the comparable period last year. Net income for the first 39 weeks of fiscal 2022 was $24.4 million, or $1.10 per diluted share, including a previously reported charge in the second quarter of $0.03 per diluted share. This compares to net income for the first 39 weeks of fiscal 2021 of $82.5 million or $3.66 per diluted share, which included a previously reported net benefit in the first quarter of $0.06 per diluted share.

Adjusted EBITDA was $13.0 million for the third quarter of fiscal 2022, compared to $37.3 million in the prior year period. For the 39-week period ended October 2, 2022, adjusted EBITDA was $45.7 million, compared to $120.5 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the fiscal 2022 third quarter with no borrowings under its credit facility and with cash and cash equivalents of $34.4 million. This compares to no borrowings under the Company’s credit facility and $36.6 million of cash and cash equivalents as of the end of the fiscal 2022 second quarter. Merchandise inventories as of the end of the fiscal 2022 third quarter increased by 23.2% compared to the prior year, when the Company’s inventories were significantly constrained due to supply chain disruptions. Compared to the 2019 third quarter, merchandise inventories decreased by 1.3%, despite significant carryover of winter-related inventory from the prior winter season.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on December 15, 2022 to stockholders of record as of December 1, 2022.

Fourth Quarter Guidance

For the fiscal 2022 fourth quarter, the Company expects same store sales to decrease in the high single-digit to low double-digit range compared to the fiscal 2021 fourth quarter and to increase in the low single-digit range versus the pre-pandemic fiscal 2019 fourth quarter, on a comparable day basis. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact consumer discretionary spending over the balance of the fourth quarter. Fiscal 2022 fourth quarter earnings per diluted share is expected in the range of $0.08 to $0.20, which compares to fourth quarter earnings per diluted share of $0.89 in fiscal 2021 and $0.02 in fiscal 2019, including a previously reported charge of $0.02 per diluted share in fiscal 2019.

Store Openings

The Company currently has 431 stores in operation, which reflects one store relocation and one store closure in the third quarter and one store opening in the fourth quarter to date. During the remainder of fiscal 2022, the Company expects to open one additional store.

Conference Call Information

The Company will host a conference call and audio webcast today, November 1, 2022, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the third quarter of fiscal 2022. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through November 8, 2022 by calling (844) 512-2921 to access the playback; the passcode is 13733299.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 431 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		39 Weeks Ended
	Oct. 2, 2022	Oct. 3, 2021	Oct. 2, 2022	Oct. 3, 2021

	(In thousands)
GAAP net income (as reported)	$6,369	$24,131	$24,406	$82,480
+ Interest (as reported)	69	175	389	701
+ Income tax expense (as reported)	1,940	8,524	6,437	25,942
+ Depreciation and amortization (as reported)	4,594	4,473	13,424	13,121

EBITDA	$12,972	$37,303	$44,656	$122,244

+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	—	—	1,039	—
- Elimination of liability for an employment agreement	—	—	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	—	—	(709)

Adjusted EBITDA	$12,972	$37,303	$45,695	$120,540

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	October 2, 2022	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$34,439	$97,420
Accounts receivable, net of allowances of $24 and $62, respectively	9,333	13,654
Merchandise inventories, net	316,464	279,981
Prepaid expenses	16,140	16,293

Total current assets	376,376	407,348

Operating lease right-of-use assets, net	285,481	270,110
Property and equipment, net	57,778	60,401
Deferred income taxes	10,452	12,097
Other assets, net of accumulated amortization of $1,243 and $905, respectively	5,193	3,997

Total assets	$735,280	$753,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$84,626	$104,359
Accrued expenses	67,765	85,041
Current portion of operating lease liabilities	78,589	76,882
Current portion of finance lease liabilities	3,446	3,518

Total current liabilities	234,426	269,800

Operating lease liabilities, less current portion	216,445	204,134
Finance lease liabilities, less current portion	5,449	6,456
Other long-term liabilities	7,020	6,254

Total liabilities	463,340	486,644

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,491,585 and 26,109,003 shares, respectively; outstanding 22,184,330 and 22,097,467 shares, respectively	264	260
Additional paid-in capital	125,854	124,909
Retained earnings	200,079	192,261
Less: Treasury stock, at cost; 4,307,255 and 4,011,536 shares, respectively	(54,257)	(50,121)

Total stockholders’ equity	271,940	267,309

Total liabilities and stockholders’ equity	$735,280	$753,953

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net sales	$261,445	$289,637	$757,226	$888,463
Cost of sales	174,862	181,660	495,844	555,670

Gross profit	86,583	107,977	261,382	332,793
Selling and administrative expense	78,205	75,147	230,150	223,670

Operating income	8,378	32,830	31,232	109,123
Interest expense	69	175	389	701

Income before income taxes	8,309	32,655	30,843	108,422
Income tax expense	1,940	8,524	6,437	25,942

Net income	$6,369	$24,131	$24,406	$82,480

Earnings per share:
Basic	$0.30	$1.11	$1.13	$3.81

Diluted	$0.29	$1.07	$1.10	$3.66

Weighted-average shares of common stock outstanding:
Basic	21,586	21,798	21,647	21,654

Diluted	21,930	22,534	22,121	22,525